Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 30, 2020, with respect to the consolidated financial statements of The9 Limited, its subsidiaries and its variable interest entities included in the annual report of The9 Limited on Form 20-F for the year ended December 31, 2019. We consent to the incorporation by reference of our report dated April 30, 2020 in the Registration Statements of The9 Limited on Form S-8 (No. 333-127700, No. 333-156306, No. 333-168780, No. 333-210693, No. 333-217190 and No. 333-231105).

/s/ Grant Thornton
Shanghai, the People’s Republic of China
April 30, 2020